EXHIBIT 10.20

                 AGREEMENT WITH MEDICAL MARKETING NETWORK, INC.

                                    AGREEMENT

         This Agreement is made and entered into this 14th day of September, 1998, by and between CRYO-CELL International, Inc., (hereafter CCEL) with its principal business address at 3165 McMullen Booth Road, Bldg. 5, Clearwater, Florida 33761 and Steve Ferens, individually, and Medical Marketing Network, Inc., (hereafter MMN) with its principal business address at 2830 Stevens St., Oceanside, NY 11572.

         The parties desire to enter into this Agreement for mutual consideration, the receipt of which is hereby acknowledged, and agree to the following:

STEVE FERENS AGREES TO:
/bullet/ Use MMN, a New York corporation wholly owned by Steve Ferens, to promote CRYO-CELL's cord blood storage program to OB/GYNs. MMN will enter into distribution contracts with Steve's existing and potential new independent contractors who call on these physicians. The majority of said distribution contracts will be in place within 60 days after CRYO-CELL's acquisition of MMN. Contracts will be 2-3 years and include non-compete provisions.

/bullet/ Optimize the distribution network to penetrate the approved target markets o Serve as the liaison between CCEL and the independent contractors and motivate them.

/bullet/ Design and implement a quota system that meet the objectives set. Give direction on sales strategies consistent with CRYO-CELL's objectives.

/bullet/ Monitor the results. A tracking system will be designed and implemented to ensure that the proper credit is given to the contractors commensurate with their selling results. This system will be developed jointly by CRYO-CELL and Steve Ferens.

/bullet/    Sign the five year contract with CCEL as outlined below.

CCEL AGREES TO:
/bullet/ Purchase 100 % of the shares of MMN for 200,000 shares of CCEL common stock (adjusted for stock splits) subject to the provisions set below. The transaction will be a stock for stock purchase. The assets of the company are Steve's sales management abilities and the contracts with the distribution network. At the time of purchase, MMN shall be unencumbered with any liabilities or potential liabilities. The payment schedule for the acquisition is as follows:

              1. 10,000 shares CCEL will be delivered after execution of this Agreement as a down payment;

              2. 40,000 shares CCEL will be held in escrow for approximately 60 days until the majority of the distribution contracts are signed and the program begins to be implemented.

              3. 50,000 shares CCEL (adjusted for stock splits) will be delivered, as follows:

                          Year 1 anniversary of this agreement: 10,000 shares Year 2 anniversary of this agreement: 15,000 shares Year 3 anniversary of this agreement: 25,000 shares

              4. Based on the performance of the independent contractor network, 100,000 shares CCEL (adjusted for stock splits) could be earned at the end of the initial three year period following the execution of this agreement. The paid customer enrollment goal for the independent contractor network is to enroll 45,000 clients in year 3 (25-36 months after the execution of this agreement). The remaining 100,000 shares will be prorated above or below based on the actual enrollment vs. the 45,000 enrollment goal (ex., if actual enrollment is 30,000 cords in year 3--67,000 shares would be earned).

/bullet/ Provide Steve Ferens with a five year contract (subject to performance) to manage this independent contractor network. Steve's contract will include a non-compete provision that will be in effect for two years after any contract termination. Steve will not be paid a salary or other benefits for serving as President of MMN or Vice President, National Sales for CCEL.

/bullet/ Designate the markets that Steve can market in. Initially, the following are excluded: Rhode Island; Massachusetts; New Jersey; Florida; Washington DC area; Illinois; Birmingham, AL; and all East Region Tenet Hospitals.

/bullet/ Provide an independent contractor entitlement of $25 for each client enrolled and paid as a result of their efforts. Independent contractors will be required to sign appropriate documentation providing for this status. This entitlement will be tracked by CRYO-CELL and distributed monthly.

/bullet/ Provide sales and educational materials to be distributed to OB/GYN offices. Continue to implement marketing programs to complement the contractors' efforts.

/bullet/ Provide a pool of 150,000 options to purchase CCEL common stock. These options can be used as incentives, at Steve's discretion (and at the approval of CRYO-CELL management), for the distribution network. The option exercise price will be the market price of the stock at the time of issuance of the option.

/bullet/ Reimburse Steve Ferens for travel/lodging to CRYO-CELL headquarters. All other expenses incurred by Steve Ferens to manage/supervise network are not reimbursable unless mutually agreed upon in advance.

         IN WITNESS WHEREOF, the parties by their respective duly authorized representatives have executed this Agreement. This Agreement cannot be changed without mutual written consent.

CRYO-CELL International, Inc.               Medical Marketing Network, Inc.

By: /s/ DANIEL D. RICHARD                   /s/ STEVE FERENS
    ---------------------                   ----------------
    Daniel D. Richard, C.E.O.               Steve Ferens, President


                                            /s/ STEVE FERENS
                                            ----------------
                                            Steve Ferens, individually